Resources Global Professionals Announces Promotion of Tracy Stephens to Chief Operating Officer

IRVINE, Calif., Aug. 1, 2013 /PRNewswire/ -- Resources Global Professionals ("RGP") today announced the promotion of Tracy Stephens to executive vice president and chief operating officer effective immediately. Stephens will be responsible for the successful execution of RGP's business model with a particular emphasis on its international operations.

"Tracy is a proven leader and has continuously demonstrated throughout his tenure at RGP that he has the right management and operational skills to help grow the Company and enhance shareholder value," said Tony Cherbak, chief executive officer and president of RGP.

Stephens' career has spanned a variety of industries. He has served as CEO, COO, Board Member and owner within the professional services, business services, distribution, commercial lending and consulting industries. In 1996, he co-founded The Procurement Centre, which harnessed the capabilities of supply chain experts to serve as consultants, creating one of the first professional services companies in Supply Chain Management (SCM). In 2002, RGP acquired The Procurement Centre and Stephens led the expansion of the SCM practice to key offices worldwide while increasing the number of consultants fourfold. As a result, the SCM practice has become one of RGP's most successful practice areas.

Most recently, Stephens served as senior vice president of RGP's U.S. Central-Southeast Region with full oversight and P&L responsibilities for 21 practice offices. He has served on RGP's leadership team for more than 11 years and has been responsible for leading the client service teams and revenue generation regionally.

"I am excited for this opportunity to help our global teams grow their operations profitably," said Stephens. "I believe RGP's best days are ahead of us due to our people, client-centric focus and team-oriented culture. I am committed to building tremendous value for all of our stakeholders."

ABOUT RGP
RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving approximately 1,800 clients around the world from over 70 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about RGP is available at http://www.RGP.com.

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CONTACT: Linda Lee, RGP, +1-714-428-6030,Linda.Lee@RGP.com ; Analyst: Nate Franke, Chief Financial Officer, +1-714-430-6500, Nate.Franke@RGP.com